EXHIBIT 99.1
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SEPTEMBER 27, 2002

MERISTAR HOSPITALITY REVISES EARNINGS GUIDANCE FOR THIRD QUARTER

WASHINGTON--Sept. 27, 2002--MeriStar Hospitality Corporation (NYSE: MHX), the nation's third largest hotel real estate investment trust (REIT), today announced that its third-quarter results will be lower than expected due to pronounced weakness in business travel during the quarter, including a general reluctance to travel around the one-year anniversary of 9/11. As a result, it is lowering its third quarter guidance for revenue per available room (RevPAR), earnings before interest expense, income taxes, depreciation and amortization (EBITDA) and funds from operations (FFO) per diluted share.

The company said it expects RevPAR to decline 4.5 percent to 5.0 percent for the 2002 third quarter, compared to previous guidance of flat to a 2.0 percent decline. Estimated EBITDA was revised downward from $44 million to $47 million to $38.5 million to $39.5 million, and forecasted FFO per diluted share was lowered to $0.10 to $0.12, compared to earlier guidance of $0.20 to $0.25.

"Occupancy in July and August was in line with our expectations, but the shift in our customer mix away from the higher-rated business traveler exerted pressure on our average daily rate and margins," said Paul Whetsell, chairman and chief executive officer. "We experienced significant weakness in the first half of September in connection with the 9/11 anniversary and Labor Day, Rosh Hashanah and Yom Kippur occurring within a two-week period."

Whetsell noted that the company declared a $0.01 dividend for the third quarter and does not expect to increase the dividend for the fourth quarter. " Using cash flow for capital expenditures at the hotels and to repay debt continues to be in the best long-term interests of the company. We will be reassessing our dividend in 2003 as we gain more visibility on operating results."

The company will update its earnings guidance for the fourth quarter when it announces its third-quarter earnings in early November.

Washington, D.C.-based MeriStar Hospitality Corporation owns 109 principally upscale, full-service hotels in major markets and resort locations with 28,099 rooms in 27 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Radisson and Doubletree. For more information about MeriStar Hospitality Corporation, visit the company's Web site: www.meristar.com.

This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results and the timing and composition of revenues, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the current slowdown of the national economy; economic conditions generally and the real estate market specifically; the impact of the September 11, 2001 terrorist attacks or actual or threatened future terrorist incidents; legislative/regulatory changes, including changes to laws governing the taxation of REITs; availability of capital; interest rates; competition; supply and demand for hotel rooms in our current and proposed market areas; and changes in general accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company's filings with Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2001.

MERISTAR CONTACT: BRUCE RIGGINS, DIRECTOR OF FINANCE, (202) 295-2276 OR MELISSA THOMPSON, DIRECTOR OF CORPORATE COMMUNICATIONS, (202) 295-2228
MEDIA CONTACT: JERRY DALY OR CAROL MCCUNE, MEDIA DALY GRAY PUBLIC RELATIONS,
               (703) 435-6293